Exhibit (n)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 23 to the 1933 Act Registration Statement (Form N-6 No. 333-141769) and Amendment No. 51 to the 1940 Act Registration Statement (Form N-6 No. 811-09257), and to the use therein of our reports dated (a) April 1, 2019, with respect to the financial statements of Lincoln Life and Annuity Company of New York and (b) April 12, 2019, with respect to the financial statements of LLANY Separate Account S for Flexible Premium Variable Life Insurance for the registration of an indefinite number of units of interest in variable life insurance contracts.

Philadelphia, Pennsylvania

April 12, 2019